EXHIBIT 99.4
                      [McGladrey & Pullen, LLP letterhead]




                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
AF Bankshares, Inc. and Subsidiaries
West Jefferson, North Carolina

We have audited the accompanying consolidated statement of financial condition of AF Bankshares, Inc. and Subsidiaries as of June 30, 2001 and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AF Bankshares, Inc. and Subsidiaries as of June 30, 2001, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.


/s/ McGLADREY & PULLEN, LLP


Charlotte, North Carolina

August 3, 2001